Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Anna Gurney
Media Contact
t: 919-573-2608
e: anna.gurney@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Elects Brad W. Buss and Reuben E. Slone to Board of Directors

ROANOKE, Va., March 7, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced that Brad W. Buss and Reuben E. Slone have been appointed to Advance’s Board of Directors. Their appointments will be effective today, March 7, 2016.

“We are pleased to welcome Brad and Reuben to our Board of Directors,” said John Brouillard, Executive Chairman of the Board for Advance Auto Parts. “Brad possesses almost 30 years of experience in the technology industry. His financial background and board experience will be a solid addition to our Board. Similarly, Reuben has over 20 years in the supply chain industry, with a strong change management focus. Their expertise and leadership will be great assets to us as we work to serve our customers better than anyone else and grow our company’s profitability.”

Mr. Buss recently retired as the Chief Financial Officer of Solarcity Corporation where he had served since 2014. Prior to his role with Solarcity, he served as Chief Financial Officer of Cypress Semiconductor Corporation from 2005 to 2014. Mr. Buss also held prior financial leadership roles with Altera Corporation, Cisco Systems, Veba Electronics LLC and Wyle Electronics, Inc. Mr. Buss has served on the board of directors for Tesla Motors since 2009 and Café Press since 2007. He currently serves as the Audit Committee Chair for Café Press, and was a former Audit Committee Chair for Tesla Motors.

Mr. Slone currently serves as Senior Vice President, Supply Chain Management at Walgreen Co., one of the nation’s largest drugstore chains and part of the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. Prior to joining Walgreens in 2012, Mr. Slone served as Executive Vice President, Supply Chain and General Manager of Services for OfficeMax from 2004 to 2012. Prior to OfficeMax, Mr. Slone held various supply chain leadership positions with Whirlpool Corporation, General Motors Corporation, and Federal-Mogul Corporation. He also held prior consulting positions with Electronic Data Systems Corporation and Ernst & Young.

Advance Appoints New Board Members
March 7, 2016

About Advance Auto Parts
Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of January 2, 2016, Advance operated 5,171 stores and 122 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 73,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at AdvanceAutoParts.com.